EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the Effective Date between InfuSystem Holdings, Inc., a Delaware corporation with offices at 31700 Research Park Drive, Madison Heights, Michigan 48071-4627 (the “Company”), and Eric K. Steen, an individual currently residing at [Address] (“Employee”).

WHEREAS, the Company wishes to retain Employee’s services to work for the Company as its Chief Executive Officer (the “Position”) upon the terms and condition hereinafter set forth; and

WHEREAS, Employee wishes to serve in the Position upon the terms of this Agreement.

NOW, THEREFORE, for such consideration as set forth herein, the sufficiency of which is acknowledged by the Company and Employee, the Company and Employee hereby agree as follows:

1. Defined Terms.

“Affiliates” shall mean all persons and entities directly or indirectly controlling, controlled by or under common control with the entity specified, where control may be by management authority, contract or equity interest.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Compensation Committee” shall mean the Compensation Committee of the Board.

“Effective Date” shall mean April 1, 2013.

“Employment Period” shall mean the period of Employee’s employment with the Company governed by the terms and provisions of this Agreement.

“Involuntary Termination” shall mean the termination of the Employee’s employment with the Company:

(i) involuntarily upon Employee’s discharge or dismissal or the Company’s failure to renew this Agreement pursuant to Section 5 (either in the initial term of this Agreement or in any extension); or

(ii) voluntarily or involuntarily, provided such termination occurs in connection with one of the following events without Employee’s written concurrence: (a) a change in Employee’s position with the Company or any successor which materially reduces Employee’s level of responsibility or (b) a material reduction in Employee’s level of compensation (including base salary, fringe benefits and any non-discretionary bonuses or other incentive payments earned pursuant to objective standards or criteria).

“Termination for Cause” shall mean an involuntary termination of Employee’s employment for (i) Employee’s willful misconduct or gross negligence which, in the good faith judgment of the Board, has a material adverse impact on the Company (either economically or on its reputation); (ii) Employee’s conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving fraud; (iii) Employee’s breach of his fiduciary duties to the Company; (iv) Employee’s failure to attempt in good faith to perform his duties or to follow the written legal direction of the Board, which failure, if susceptible of cure, is not remedied within 15 days of written notice from the Board specifying the details thereof; and (v) any other material breach by Employee of this Agreement, the Company’s written code of conduct, written code of ethics or other written policy that is not remedied within 15 days of written notice from the Board specifying the details thereof.

2. Terms of Employment. The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

3. Employment and Duties. During the Employment Period (as defined below), Employee will serve as the Chief Executive Officer of the Company and will report to the Board. Employee will have such duties and responsibilities that are commensurate with such position and such other duties and responsibilities commensurate with such position as are from time to time assigned to Employee by the Board (or a committee thereof). Employee’s duties and responsibilities will include without limitation the authority to hire and fire employees (other than any Executive Chairman of the Board). During the Employment Period, Employee shall diligently and conscientiously devote his full business time, attention and energies to the performance of his duties and responsibilities hereunder. Employee shall not engage in any other employment or business activity without the express prior written consent of the Board. Employee shall not, directly or indirectly, engage or participate in any activities at any time during the term of this Agreement which conflict with the best interests of the Company. Employee shall work at such times and at such places as required by the Company. Employee shall, at all times during the Employment Period, discharge his duties herein described in consultation with and under the direction, approval and control of the Board. Notwithstanding any other provision of this Agreement, the Board reserves the absolute right, in its sole and absolute discretion, to make any and all decisions with respect to actions to be taken by Employee in connection with the rendering of his duties.

4. Service as Director. As of the Effective Date, the Board will appoint Employee as a member of the Board. Employee’s failure to be re-elected to the Board, in and of itself, shall not constitute a termination of this Agreement, nor shall it entitle Employee to any severance benefits. Pursuant to the Company’s policies, for the duration of this Agreement, Employee will fulfill his duties as a director to the Company and as an officer or director to the any affiliate thereof without additional compensation. This Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Company or the stockholders to remove the Employee from the Board at any time in accordance with the provisions of applicable law.

5. Term. The term of this Agreement (the “Initial Term”) shall run for a period of twelve (12) months from the Effective Date. At the end of the Initial Term, this Agreement shall automatically renew for additional twelve-month periods, unless (i) Employee’s employment is terminated, whether by Involuntary Termination, Termination for Cause or resignation/retirement, (ii) the Agreement otherwise has terminated as hereinafter provided, or (iii) either Employer or Employee provides written notice of non-renewal on or before the date ninety (90) days prior to the end of the Initial Term or any renewal term.

6. Compensation; Performance Bonus.

A. Employee’s base salary will be paid at the rate of $300,000 per annum.

B. Employee’s base salary will be paid at periodic intervals in accordance with the Company’s normal payroll practices for salaried employees. Except as otherwise provided in this Agreement, Employee shall be paid a pro rata share of his base salary in accordance with the Company’s normal payroll practices for salaried employees should his employment be terminated before the end of any given pay period. Employee’s base salary may be reevaluated on a yearly basis, but there is no guarantee that such compensation shall be increased, and the decision as to same remains at the sole discretion of the Compensation Committee of the Board.

C. Employee will be eligible for an annual incentive compensation bonus of up to seventy-five percent (75%) of Employee’s then-current base salary based upon satisfaction of certain performance objectives. These performance objectives will be developed annually by the Compensation Committee of the Board, in its sole discretion, and will relate to, among other things, the Company’s Annual Operating Plan. Employee’s annual incentive compensation bonus for 2013 will be prorated based on the number of months during 2013 that Employee was actually employed by the Company. All bonuses payable to Employee hereunder will be paid within sixty (60) days after the end of the calendar year for which the incentive compensation was earned; provided, however, that if it is administratively impracticable to make the payment by such date, the payment shall be made as soon as reasonably practicable thereafter, but in any event by the fifteenth (15th) day of the third (3rd) month following the calendar year for which the incentive compensation was earned. All bonuses pursuant to this paragraph, including Employee’s satisfaction of the performance objective applicable to any such bonus, are subject to approval of the Compensation Committee, in its sole discretion.

D. Employee may also be eligible for additional discretionary bonuses based on the achievement of certain specified goals established by the Compensation Committee. All bonuses pursuant to this paragraph are subject to approval by the Compensation Committee, in its sole discretion.

E. On the Effective Date, as an inducement for Employee to accept employment with the Company, the Company will grant Employee (i) non-qualified stock options to purchase a total of Three Hundred Thousand (300,000) shares of Common Stock in the Company at an exercise price equal to $1.75 per share and (ii) non-qualified stock options to purchase to purchase a total of Four Hundred Thousand (400,000) shares of Common Stock at an exercise price of $2.75 per share (collectively, the “Options”). The vesting of the Options may be accelerated by the Compensation Committee, in its sole discretion; otherwise, the sole conditions of vesting of the Options are as provided in this Section 6.E. The Options will vest over a four (4) year period as follows: (x) one-fourth (1/4th) of the Options will vest upon the first anniversary of the Effective Date and (y) the remaining three-fourths (3/4th) of the Options will vest ratably on a monthly basis for the next thirty-six (36) months thereafter, provided Employee remains employed by the Company through such vesting dates. The Options shall expire on, and shall not be exercised after, the tenth (10th) anniversary of the Effective Date (the “Final Exercise Date”). The Options will otherwise be subject to the terms and conditions contained in the Inducement Stock Option Agreement dated the date hereof between Employee and the Company (the “Inducement Stock Option Agreement”).

F. Employee will be eligible for additional option grants as determined by the Compensation Committee in its sole discretion.

G. The Company will deduct and withhold, from the compensation payable to Employee hereunder, any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

H. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy. In addition, cash amounts paid and Company securities issued pursuant to this Agreement as “incentive-based compensation” are subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of fraud; misconduct; breach of the agreements to which Employee is currently or hereafter becomes a party; or other conduct by Employee that the Board determines is detrimental to the business or reputation of the Company and its subsidiaries, including facts and circumstances discovered after termination of employment.

7. Expense Reimbursement; Fringe Benefits; Paid Time Off (PTO).

A. Employee will be entitled to reimbursement from the Company for (i) all reasonable relocation expenses in an amount not to exceed Twenty Thousand Dollars ($20,000), and (ii) customary, ordinary and necessary business expenses incurred by Employee in the performance of Employee’s duties hereunder in accordance with the terms of the Company’s expense guidelines provided on the Company’s internal website, provided that Employee’s entitlement to such reimbursements shall be conditioned upon Employee’s provision to the Company of vouchers, receipts and other substantiation of such expenses in accordance with Company policies. Any reimbursement to which the Employee is entitled pursuant to this Section 7.A that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Employee’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

B. During the Employment Period, Employee will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program, long term disability program and other employee benefit plans, including profit sharing plans, cafeteria benefit programs and stock purchase and option plans, which are made available to executives and for which Employee qualifies under the terms of such plan or plans. Employee will not be entitled to any fringe benefits not provided in this Section 7 or the Company’s Employee Handbook, which handbook Employee acknowledges that the Company can amend at any time, in its sole discretion.

C. Employee will accrue paid time off (“PTO”) benefits at a rate of four (4) weeks per year (6.15 hours per pay period) during the Employment Period in accordance with and subject to Company policy then in effect for executive officers. Any unused PTO that Employee has accrued from prior terms of employment with the Company shall roll over to the current term.

8. Employee Covenants.

A. Non-Disclosure of Confidential Information. Employee acknowledges that, in and as a result of Employee’s performing the duties hereunder, Employee will be making use of, acquiring, creating and/or adding to confidential and proprietary information of a special and unique nature and value relating to the customers, potential customers, customer lists, suppliers, vendors and agents of the Company and its Affiliates, the contracts, pricing lists, marketing plans, business records, accounting records, sales reports, billing systems, inventory systems, financing and loan documents, bank records, financial records and statements, tax filings and records, account lists, territory reports, quotation forms, advertising and marketing methods and techniques, systems, methodologies, facts, data, patent and license information of the Company, the computer systems, computer programs, software, web portal solutions, customer sales portal design, development, and programming of the Company, the employee payroll information and records, employee medical records, information contained in employee personnel files or other employee files of the Company, and all other information concerning the business and/or affairs of the Company (hereinafter “Confidential Information”).

i. As an inducement for the Company to enter into this Agreement, Employee agrees that he will not, at any time, either during the term of this Agreement or thereafter, divulge, review or communicate to any person, firm, corporation or entity whatsoever, directly or indirectly, or use for his own benefit or the benefit of others, any Confidential Information which may be in his possession or to which he has access. Employee further acknowledges that all records and lists of the customers and prospective customers of the Company, and all matters affecting or relating to the business and financial operation of the Company, are the property of the Company and are material and confidential and greatly affect the effective and successful conduct of the business of the Company and the goodwill of the

Company. Employee hereby agrees that he shall never divulge, disclose or communicate any such information to any person, firm, corporation or other entity during the term of this Agreement or thereafter.

ii. Employee agrees that any books, manuals, price lists, customer lists, supplier and/or distributor lists, plans, samples or other written or electronic evidence and/or forms of Confidential Information, including, but not limited to emails, computer files and all other electronic media, shall only be used by Employee during the term of this Agreement and constitute the property of the Company. Employee is only authorized to use these materials while undertaking his responsibilities under this Agreement. All of these materials must be returned to the Company or destroyed by Employee upon his separation from the Company for any reason whatsoever.

iii. The Company has informed Employee of the need to keep the terms of this Agreement confidential in order to prevent damage to the Company’s business and its relationships with its other employees. Therefore, during the term of this Agreement and thereafter, Employee shall not disclose any of the terms of his compensation under this Agreement, or any documents generated by the Company or Employee relating to the calculation of his compensation or bonuses, to any third party other than Employee’s accountant, financial and legal advisors or spouse, or as required under State or Federal law. In the event of a breach of this confidentiality provision, the Company shall be entitled to a permanent injunction, in order to prevent or restrain any such breach by Employee, as well as all of its attorney fees and costs expended in enforcing this Section 8.A, its actual damages and any other remedies available to it at law or in equity.

B. Covenants Against Competition. Employee acknowledges that his duties as herein described are of a special and unusual character which have a unique value to the Company, the loss of which could not be adequately compensated by damages in an action at law. In view of the unique value to the Company of the Employee’s duties for which the Company has contracted hereunder, because of the Confidential Information to be retained by or disclosed to Employee as set forth above and as a material inducement to the Company to enter into this Agreement, Employee covenants and agrees that, unless the Company and its successors and assigns shall cease to engage in business:

i. During the term of this Agreement and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, solicit the customers of the Company or its Affiliates or divert the customers of the Company from doing business with the Company, and further, shall not induce any individual or entity to refrain from referring customers or work to the Company. For purposes of this Section 8.B.ii, the customers of the Company shall include:

1. any individual, business or governmental entity which purchased goods or services from the Company at any time prior to the execution of the Agreement or during the term of the Agreement;

2. any individual, business or governmental entity whose name appears on a list of prospective customers maintained by the Company which list was existing at any time prior to the execution of the Agreement or during the term of the Agreement;

3. any suppliers, distributors, vendors or other entities which provided goods or services to the Company at any time prior to the execution of the Agreement or during the term of the Agreement; and

4. any non-profit organizations, large customer facilities or referral sources which did any business with, or referred any customers to, the Company at any time prior to the execution of the Agreement or during the term of the Agreement.

ii. During the term of this Agreement and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, own, manage, operate, join, control, accept employment with, or participate in the ownership, management, operation or control of, or act as an employee, agent or consultant to, or be connected in any manner with, any business which is competitive with the Company in any states, territories or provinces of the United States, Canada, Mexico or any other countries in which the Company has conducted business at any time prior to Employee’s separation from the Company, or such states, territories or provinces as to which the Company has future plans to expand its business into, for any reason whatsoever.

iii. At the conclusion of the two (2) year non-competition/non-solicitation period set forth in Sections 8.B.i and 8.B.ii, the Company may in its sole discretion elect to extend the non-competition/non-solicitation period and provisions of Sections 8.B.i and 8.B.ii by up to an additional one (1) year period by paying Employee his Annual Base Salary as set forth in Section 6.A for a commensurate period of time.

iv. During the term of this Agreement and for a period of three (3) years thereafter, regardless of the reason for Employee’s separation of employment from the Company, Employee shall not, directly or indirectly, solicit for employment or employ any employees, agents or independent contractors of the Company or their assigns, unless previously agreed to in writing by the Company or its assigns.

C. Employee’s Review of Sections 8.A and 8.B.

i. Employee has carefully read and considered the provisions of Sections 8.A and 8.B hereof and, having done so, agrees that the restrictions set forth in such Sections are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors and other employees. Employee acknowledges that the restrictions set forth in Sections 8.A and 8.B hereof will not unreasonably restrict or interfere with Employee’s ability to obtain future employment.

ii. It is the belief of the parties that the best protection which can be given to the Company which does not in any manner infringe on the rights of Employee to conduct any unrelated business, is to provide for the restrictions described above. In the event any of said restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and, as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the parties. In determining this limitation, it is the intent of the parties that the court recognize that the parties hereto desire that this covenant not to compete be imposed and maintained to the greatest extent possible.

iii. In the event of a breach of Sections 8.A and 8.B, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a permanent injunction, in order to prevent or restrain any such breach by Employee, or by Employee’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with Employee

D. No Disparagement. Employee shall not make any public statements or disclosures regarding the terms of Employee’s employment with the Company, this Agreement or the termination of Employee’s employment (for any reason whatsoever) which are not pre-approved in writing by the Company. Further, Employee shall not make, at any time, any public statement that would libel, slander, disparage, denigrate or criticize the Company, its parent company, subsidiaries and affiliates or any of their respective past or present officers, directors, employees or agents. Notwithstanding this Section 8.D, nothing contained herein shall limit or impair the ability of any party to provide truthful testimony in response to any validly issued subpoena.

E. Protection of Company Intellectual Property.

i. Employee hereby assigns to the Company all rights, title and interest in and to all creations which are or may become legally protectable or recognized as forms of intellectual property rights, including all works, whether registerable or not, in which copyright, design right or any form of intellectual property rights may subsist, including, but not limited to all innovations, inventions, improvements, marks, grants, designs, processes, methods, formulas, techniques, videotapes, audiotapes and computer programs, (all referred to as “Intellectual Property”), which Employee, either solely or jointly, conceives, makes or reduces to practice during the time that this Agreement is in effect, which relate to or touch upon Employee’s services to the Company, or any aspect of the Company’s business, including but not limited to anything related to Confidential Information. All such Intellectual Property shall be the absolute property of the Company. Employee shall make and maintain written records of and promptly and fully disclose to the Company all such Intellectual Property.

ii. During and after termination the Employment Period, Employee shall perform all useful or necessary acts to assist the Company, as it may elect, to file patent, design, mark and copyright applications in the United States and foreign countries to protect or maintain rights in the Intellectual Property, and also perform all useful or necessary acts to assist the Company in any related proceedings or litigation as to such Intellectual Property.

F. Rules and Regulations. Employee agrees to comply with all rules and regulations of the Company as established from time to time, including, but not limited to, the Employee Handbook and InfuSystem Expense Guidelines.

G. Transition and Other Assistance. During the 30 days following the termination of the Employment Period, Employee will take all actions the Company may reasonably request to maintain the Company’s business, goodwill and business relationships and to assist with transition matters, all at the Company’s expense. In addition, upon the receipt of notice from the Company (including outside counsel), during the Employment Period and thereafter, Employee will respond and provide information with regard to matters in which he has knowledge as a result of his employment with the Company, and will provide assistance to the Company and its representatives in the defense or prosecution of any claims that may be made by or against the Company, to the extent that such claims may relate to the period of Employee’s employment with the Company, all at Company expense.

H. Restrictive Covenant. During the Employment Period, Employee will not directly or indirectly, whether for Employee’s own account or as an employee, director, consultant or advisor, provide services to any business enterprise other than the Company or its Affiliates, unless otherwise authorized by the Board in writing.

I. Survival of Provisions. The obligations contained in this Section 8 will survive the termination of Employee’s employment with the Company and will be fully enforceable thereafter.

9. Termination of Employment. Employee expressly acknowledges that this Agreement is terminable at will by Employee or the Company, with or with cause, and without payment, penalty or further obligation except as follows:

A. Death and Permanent Disability. Upon Employee’s death or permanent disability during the Employment Period, the employment relationship created pursuant to this Agreement will immediately terminate and no further compensation will become payable to Employee pursuant to Section 6 or Section 7. Should Employee’s employment with the Company terminate by reason of Employee’s death or permanent disability during the Employment Period, (i) the unpaid base salary earned by Employee pursuant to Section 6.A for services rendered through the date of Employee’s death or permanent disability, as applicable, (ii) any accrued but unpaid compensation pursuant to Section 6.C determined by the Compensation Committee, in its sole direction, to have been earned in respect of the immediately preceding calendar year (“Bonus Amount”) as of the date of death or permanent disability, (iii) the accrued but unpaid PTO earned under Section 7.C through the date of Employee’s death or permanent disability, and the (iv) limited death, disability, and/or income continuation benefits provided under Section 7.B, if any, will be payable within thirty (30) days of the death or permanent disability, excluding any Bonus Amount, which will be paid in accordance with Section 6.C. For purposes of this Agreement, Employee will be deemed “permanently disabled” if Employee is so characterized pursuant to the terms of the Company’s disability policies or programs applicable to Employee from time to time, or if no such policy is applicable, if Employee is unable to perform his duties or responsibilities to the Company as a result of physical or mental ailment or incapacity for an aggregate period of one hundred and eighty (180) calendar days (whether or not consecutive). Upon death or permanent disability, the relevant terms of the Inducement Stock Option Agreement will apply.

B. Involuntary Termination. Upon termination of Employee’s employment by reason of Involuntary Termination (other than a Termination for Cause), the employment relationship created pursuant to this Agreement will terminate on the date six months after notice of such Involuntary Termination has been delivered to Employee, and no further compensation will become payable to Employee pursuant to Section 6 or Section 7 upon the effectiveness of such Involuntary Termination. Upon Employee’s Involuntary Termination (other than a Termination for Cause), Employee will be entitled to receive only the amounts provided in this Section 9.B: (i) the unpaid base salary earned by Employee pursuant to Section 6.A for services rendered through the date of such termination, (ii) any accrued and unpaid Bonus Amount, (iii) the accrued but unpaid PTO earned under Section 7.C, (iv) unreimbursed amounts under Section 7.A, and (v) a severance payment, in an aggregate amount equal to six months of the Employee’s then current base salary. The payment of any amounts in respect of this Section 9.B shall be contingent upon Employee’s execution and delivery to the Company an unconditional general release, in form satisfactory to the Company, of all claims against the Company and its Affiliates and their respective directors, officers, employees and representatives, arising from or in connection with this Agreement or Employee’s employment with the Company. Further, payment of the amounts set forth in clause (v) shall be contingent upon Employee’s continued performance of his obligations under Sections 8.A, 8.B, 8.D, 8.E and 8.G. Any payments in respect of clauses (i), (iii), or (iv) shall be made within thirty (30) days of such Involuntary Termination; any Bonus Amount shall be paid in accordance with Section 6.C; and any severance amount in respect of clause (v) shall be paid in accordance with the Company’s regular payroll policies.

C. Termination for Cause. The Company may at any time, upon written notice, terminate Employee’s employment hereunder for any act qualifying as a Termination for Cause. Such termination will be effective immediately upon such notice. Upon such Termination for Cause, the Company will only be required to pay Employee (i) any unpaid compensation earned by Employee pursuant to Section 6.A, (ii) any accrued and unpaid Bonus Amount, (iii) accrued but unpaid PTO earned under Section 7.C for services rendered through the date of such termination, and (iv) unreimbursed amounts under Section 7.A; no termination or severance benefits will be payable to Employee under Section 9.B. Any payments in respect of clauses (i), (iii), or (iv) shall be made within thirty (30) days of such Involuntary Termination; and any Bonus Amount shall be paid in accordance with Section 6.C.

D. Resignations. Upon any termination of Employee’s employment, Employee will immediately resign from (1) all officer or other positions of the Company and its Affiliates and (2) all fiduciary positions (including as trustee) Employee then holds with respect to any pension plans or trusts established by the Company.

E. Options. Except as otherwise provided in this Section 9, upon an Involuntary Termination (other than a Termination for Cause) of Employee’s employment, that portion of the Options that by their terms would become exercisable in the twelve (12) month period following the date of such termination will become immediately exercisable and, along with any portion of the Options that have become exercisable prior to the date of such termination, will remain exercisable for three months. Further, except as otherwise provided in this Section 9, upon termination of Employee’s employment for any reason other than an Involuntary Termination or a Termination for Cause, any portion of the Options that are not then exercisable will immediately expire and the remainder of the Options will remain exercisable for three months; provided, that any portion of the Options held by Employee immediately prior to Employee’s death or permanent disability, to the extent then exercisable, will remain exercisable for one year following Employee’s death or permanent disability. Notwithstanding anything to the contrary in this Agreement, in the event that Employee experiences a Termination for Cause, all Options, whether or not then vested, shall immediately expire upon such event, and no portion thereof shall remain exercisable. In no event shall any portion of the Options be exercisable after the Final Exercise Date.

10. Indemnification; Liability Insurance.

A. The Company hereby agrees to indemnify Employee and hold him harmless to the fullest extent permitted under the by-laws of the Company in effect on the date of this Agreement against and in respect to any actual or threatened actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages (collectively, “Claims”) resulting from the good faith performance of his assigned duties and responsibilities with the Company and any affiliates or subsidiaries of the Company. In furtherance of the Company’s obligation to advance expenses under the by-laws of the Company in effect on the date of this Agreement, the Company, within 10 days of presentation of invoices, will advance to Employee reimbursement of all legal fees and disbursements Employee actually incurs in connection with any potentially indemnifiable matter provided that Employee, to the extent required by applicable law, undertake to repay such amount in the event that it is ultimately determined that Employee is not entitled to be indemnified. In addition, the Company will cover Employee under directors and officers liability insurance both during and, while potential liability exists, after the termination of Employee’s employment in the same amount and to the same extent as the Company covers its other officers and directors. To the extent permitted by applicable law and the Company’s by-laws in effect on the date of this Agreement, Employee will not be liable to the Company or any of its affiliates or subsidiaries for his acts or omissions, except to the extent that such acts or omissions were not made in the good faith performance of his assigned duties and responsibilities. The obligations and limits contained in this Section 10 will survive the termination of Employee’s employment with the Company.

B. Employee hereby agrees to indemnify the Company, its Affiliates, and their respective successors, assigns, directors, officers, employees and representatives and hold them harmless to the fullest extent permitted under the law against and in respect of any actual or threatened Claims resulting from or attributable to any and all willful, criminal or grossly negligent acts and/or omissions of Employee in connection with Employee’s actions under this Agreement; provided, however, that to the extent any such liabilities, costs, damages, expenses and attorney’s fees are compensated for by insurance purchased by the Company and/or Employee, Employee shall not be required to reimburse the Company for the same.

11. Termination of Consultant Relationship. Prior to the Effective Date, Employee has served as a consultant to the Company. Employee specifically acknowledges that such consulting relationship has terminated as of the date immediately prior to the Effective Date, and that as of the Effective Date, Employee shall, with respect to the consulting relationship, be entitled only to due and unpaid amounts earned as of the date immediately prior to the Effective Date. Employee hereby releases the Company and its Affiliates and their respective directors, officers, employees and representatives with respect to, and hereby waives, any claims, obligations, demands, liabilities, costs, expenses and/or causes of action of whatever nature, whether known or unknown, and waives any and all claims, that he may have against the Company as of the date of this Agreement, including in respect of the consulting relationship.

12. Section 409A. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that, to the extent applicable, amounts earned and payable pursuant to this Agreement shall constitute short-term deferrals exempt from the application of Section 409A and, if not exempt, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Section 409A. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

13. Choice of Law. This Agreement is being executed and delivered in the State of Michigan. The provisions of this Agreement will be construed and interpreted under the laws of the State of Michigan, excluding such jurisdiction’s conflict of laws principles. The parties expressly agree that the Oakland County Circuit Court shall have exclusive jurisdiction over any disputes arising out of this Agreement and that venue is only appropriate in such circuit court.

14. Entire Agreement; Severability; Amendments. This Agreement and the undated Consulting Services Agreement by and between Infusystem, Inc. and Eric Steen & Associates, regarding the consulting services referenced herein, contain the entire agreement of the parties relating to the subject matter hereof and supersede any and all negotiations, discussions, proposed drafts and previous employment and compensation agreements, including, but not limited to, offers of employment. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The provisions of this Agreement shall be deemed severable and, if any provision is found to be illegal, invalid or unenforceable for any reason, (a) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (b) the illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the other provisions hereof. No amendments, alterations or modifications of this Agreement will be valid unless made in writing and signed by Employee and a duly authorized officer or director of the Company.

15. Assignment. Notwithstanding anything else herein, this Agreement is personal to Employee and neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by Employee. Notwithstanding anything to the contrary, in the event of Employee’s death, any amounts owing to Employee as compensation shall be payable to a beneficiary designated in writing by Employee, or if no such designation was made, to Employee’s estate. The Company may assign this Agreement to an Affiliate or to any acquiror of all or substantially all of the business, stock and/or assets of the Company, in which case the term “Company” will mean such affiliate or acquiror. This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

16. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

17. Counterparts, Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. To the maximum extent permitted by applicable law, this Agreement may be executed via facsimile or scanned electronic mail transmission.

18. Binding Agreement. This Agreement shall become effective only upon execution by both parties. The submission of this Agreement for review to Employee shall not be construed to be a binding offer of employment.

19. Notices. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, via overnight courier, or hand delivered to the Company at Office of the Corporate Secretary, 31700 Research Park Drive, Madison Heights, Michigan 48071-4627 and to Employee at the most recent address reflected in the Company’s permanent records.

20. Legal Costs. The prevailing party in any action relating to this Agreement shall be entitled to recovery of all reasonable attorney fees, costs and expenses related to same. Notwithstanding the foregoing, the Company shall bear all legal costs and expenses incurred in the event the Company should contest or dispute the characterization of any amounts paid pursuant to this Agreement as being nondeductible under Section 280G of the Code or subject to imposition of an excise tax under Section 4999 of the Code.

21. Headings. The section headings as herein used are for convenience of reference only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

22. Construction. The parties acknowledge that they jointly drafted this Agreement, that no party can be properly referred to as the drafter of same and that none of the language contained here can be properly construed against either party as the drafter of same.

[Signatures follow]

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of March 14, 2013.

INFUSYSTEM HOLDINGS, INC.			ERIC K. STEEN

By:	/s/ Ryan Morris		/s/ Eric K. Steen
	Name:	Ryan Morris
	Title:	Executive Chairman